Exhibit 99.1

Yumanity Therapeutics Reports Full-Year 2021 Financial Results and Recent Corporate Developments

BOSTON, Mar. 24, 2022 — Yumanity Therapeutics (Nasdaq: YMTX), a clinical-stage biopharmaceutical company focused on the discovery and development of innovative, disease-modifying therapies for neurodegenerative diseases, today announced financial results for full-year ended December 31, 2021 and provided an overview of the Company’s recent corporate developments.

“We continue to believe in the potential of YTX-7739, which may represent a major advancement in the treatment paradigm for Parkinson’s patients,” said Richard Peters, M.D., Ph.D., President, Chief Executive Officer and Director of Yumanity. “As previously announced, to preserve capital and optimize shareholder value, we took several rapid steps recently including engaging H.C. Wainwright to evaluate strategic alternatives for the Company; implementing an aggressive restructuring of our workforce; retiring our venture debt with Hercules; and reducing our lease expenses.”

Recent Corporate Developments

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In February 2022, the Company announced its exploration of strategic alternatives to enhance shareholder value and engaged H.C. Wainwright as its exclusive financial advisor to assist in this process. The Company also announced a restructuring of the Company to preserve capital.

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In February 2022, the Company collected a $5 million milestone payment from Merck & Co. for its ongoing research collaboration in ALS and frontotemporal lobar dementia. Yumanity is eligible to receive more than $500 million in future milestones and royalties under this research agreement.

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In January 2022, the U.S. Food and Drug Administration (FDA) placed a partial clinical hold on our multidose clinical trials of YTX-7739. The partial clinical hold suspends initiation of multiple dose clinical trials in the U.S. until the FDA’s concerns have been addressed. The FDA has not halted all clinical programming and is permitting our planned single dose formulation clinical trial to proceed. We anticipate working closely with the FDA to adequately address their concerns.

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Announced successful Phase 1b clinical trial results for YTX-7739 in patients with Parkinson’s disease. YTX-7739 demonstrated target engagement in patients with mild-to-moderate disease, and was found to be generally well tolerated, demonstrating favorable pharmacokinetic/ pharmacodynamic (PK/PD) profiles and a safety profile with no serious adverse events. In a subset of patients studied, YTX-7739 demonstrated a statistically significant change compared to baseline in an exploratory measurement of quantitative electroencephalogram, suggestive of a potential improvement in synaptic function that may benefit Parkinson’s patients.

2021 Financial Highlights

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Cash position: As of December 31, 2021, cash, cash equivalents and investments were $36.5 million, compared to $85.3 million as of December 31, 2020. The decrease was primarily due to spending on the clinical development of YTX-7739 and costs related to being a public company. The Company believes its cash, cash equivalents and marketable securities, including the $5 million milestone payment from Merck & Co., will not be sufficient to fund operating expenses and capital expenditure requirements for a period of twelve months.

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Research and development expense (R&D): Research and development expense was $26.4 million compared to $22.3 million for the prior year. The increase in R&D expense was due to the costs associated with the YTX-7739 clinical program, the YTX-9184 preclinical program, and increased spending on early-stage discovery efforts.

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General and administrative expense: General and administrative expense was $20.4 million compared to $11.9 million for the prior year. The increase was primarily attributable to increased professional services fees associated with operating as a public company.

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Net loss: The Company reported a net loss of $39.5 million, or $3.84 per basic and diluted share, compared to a net loss of $50.8 million, or $21.57 per basic and diluted share for the prior year. The decrease was due to increased research and development expenses and increased general and administrative expenses offset by costs associated with a one-time in-process research and development assets acquired expense in 2020.

YUMANITY THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (unaudited)

(in thousands, except share/unit amounts)

	Year Ended December 31,
	2021	2020
Collaboration revenue	$8,044	$6,896
Operating expenses:
Research and development	26,410	22,310
General and administrative	20,379	11,881
In-process research and development assets acquired	—	28,336

Total operating expenses	46,789	62,527

Loss from operations	(38,745)	(55,631)
Other income (expense), net	(758)	(1,856)

Net loss	$(39,503)	$(57,487)
Gain on extinguishment of Class B preferred units	—	6,697
Net loss applicable to common shareholders	$(39,503)	$(50,790)

Net loss per share/unit, basic and diluted	$(3.84)	$(21.57)
Weighted average common shares/units outstanding, basic and diluted	10,283,172	2,354,143

SELECTED CONSOLIDATED BALANCE SHEET DATA (unaudited)

(in thousands)

	Year Ended December 31,
	2021	2020
Cash, cash equivalents and investments	$36,501	$85,317
Accounts receivable	5,000	—
Total current assets	42,708	87,581
Working capital	20,045	56,717
Total assets	62,932	114,835
Total debt	13,162	16,128
Total stockholders’ equity	23,497	56,207

About YTX-7739

YTX-7739 is Yumanity Therapeutics’ proprietary lead small molecule investigational therapy designed to penetrate the blood-brain barrier and inhibit the activity of a novel target, stearoyl-CoA desaturase (SCD). SCD appears to play an important and previously unrecognized role in mitigating neurotoxicity arising from the effects of pathogenic alpha-synuclein protein aggregation and accumulation, which ultimately results in the death of neurons and the subsequent dysregulation of movement and cognition that afflicts patients living with these diseases. Through inhibition of SCD, YTX-7739 modulates an upstream process in the alpha-synuclein pathological cascade and has been shown to rescue or prevent toxicity in preclinical cellular and animal models. The company is assessing the potential utility of YTX-7739 as a disease modifying therapy for Parkinson’s disease.

About SCD

SCD is an enzyme that catalyzes fatty acid desaturation, the products of which are incorporated into phospholipids, triglycerides, or cholesterol esters. These classes of lipid molecules regulate multiple diverse cellular properties and processes, including membrane structure and function, vesicle and organelle trafficking, intracellular signaling and inflammation. SCD expression is regulated by a transcription factor known as SREBF1, which has been identified in human genome-wide association studies as a risk factor for Parkinson’s disease. In preclinical models, SCD inhibition appears to normalize the dynamic interaction of pathological alpha-synuclein with membranes, which improves neuronal function and reduces toxicity, leading to enhanced neuronal survival. Following the initial discovery of SCD’s role in synucleinopathy by Yumanity’s unbiased discovery engine, several prominent academic labs have independently focused on SCD as a promising upstream target for mitigating alpha-synuclein mediated neurodegeneration. Alpha-synuclein-dependent disruption of membrane-related biological pathways, such as vesicle trafficking, is closely linked to the formation of Lewy body protein/membrane aggregations a hallmark pathological feature of Parkinson’s disease, Lewy body dementia and other neurodegenerative diseases.

About Yumanity Therapeutics

Yumanity Therapeutics is a clinical-stage biopharmaceutical company dedicated to accelerating the revolution in the treatment of neurodegenerative diseases through its scientific foundation and drug discovery platform. Yumanity’s drug discovery platform enables the Company to rapidly screen for potential disease-modifying therapies by overcoming the toxicity of misfolded proteins associated with neurogenerative diseases. Yumanity’s pipeline consists of programs focused on Parkinson’s disease, Lewy body dementia, multi-system atrophy, amyotrophic lateral sclerosis (ALS or Lou Gehrig’s disease), frontotemporal lobar dementia (FTLD), and Alzheimer’s disease. For more information, please visit www.yumanity.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words and phrases such as “aims,” “anticipates,” “believes,” “could,” “designed to,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will,” and variations of these words and phrases or similar expressions that are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements regarding the process of evaluating strategic alternatives and restructuring, the terms, timing, structure, benefits and costs of any strategic transaction or restructuring and whether either will be consummated at all, and the impact of any strategic transaction or restructuring on the Company, our ability to continue as a going concern, the likelihood that the partial clinical hold on Yumanity’s IND for YTX-7739 will be lifted, the ability of Yumanity to conduct clinical trials of YTX-7739 in the U.S. and outside the U.S., our business strategy for and the potential therapeutic benefits of our current and prospective product candidates and results of preclinical studies, and the design, commencement, enrollment, and timing of ongoing or planned clinical trials, clinical trial results, product approvals and regulatory pathways, the anticipated benefits of our drug discovery platform, and statements regarding our financial and cash position and expected cash runway. Any such statements in this press release that are not statements of historical fact may be deemed to be forward-looking statements.

Any forward-looking statements in this press release are based on Yumanity’s current expectations, estimates and projections about our industry as well as management’s current beliefs and expectations of future events only as of today and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that a strategic alternative will not be available on favorable terms, if at all, the risk that any strategic transaction will not be successful, the risk that we will not achieve the expected cost savings we expect from the restructuring, the risks and uncertainties relating to the resolution of the current partial clinical hold for YTX-7739, the risk that any one or more of our product candidates will not be successfully developed or commercialized, risks relating to our capital requirements and needs for additional financing, risks relating to clinical trial and business interruptions resulting from the COVID-19 pandemic or similar public health crises, including that such interruptions may materially delay our enrollment and development timelines and/or increase our development costs or that data collection efforts may be impaired or otherwise impacted by such crises, and risks relating to our ability to obtain and maintain intellectual property protection for our product candidates, and other risks and uncertainties, and other important factors, described in the section entitled “Risk Factors” in Yumanity’s most recent Annual or Quarterly Report, as well as discussions of potential risks, uncertainties and other important factors in Yumanity’s subsequent filings with the Securities and Exchange Commission. Yumanity explicitly disclaims any obligation to update any forward-looking statements except to the extent required by law.

Investors:

Burns McClellan, Inc.

Lee Roth

(212) 213-0006 ext. 331

Media:

Burns McClellan, Inc.

Robert Flamm, Ph.D.

rflamm@burnsmc.com

Source: Yumanity Therapeutics, Inc.